SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2006

PDI, INC.
(Exact name of registrant as specified in its charter)
Delaware	0-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Saddle River Executive Centre 1 Route 17 South Saddle River, NJ 07458
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (201) 258-8450
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 27, 2006, Cellegy Pharmaceuticals, Inc. (“Cellegy”) announced that it had entered into an asset purchase agreement, dated as of September 26, 2006, to sell its intellectual property rights and other assets relating to certain of its products and product candidates to Strakan International Limited (the “Sale”). Pursuant to a letter agreement (the “Agreement”) between Cellegy and PDI, Inc. (the “Company”), Cellegy has agreed to pay the Company $3.0 million (the “Payoff Amount”) in full satisfaction of Cellegy’s obligations to the Company under a secured promissory note with an outstanding principal amount of approximately $2.34 million and a $3.5 million nonnegotiable convertible senior note (collectively, “the Notes”) held by the Company. Pursuant to the Agreement, $500,000 of the Payoff Amount has been paid to the Company and the remaining $2.5 million must be paid to the Company within two business days of the consummation of the Sale. The Company had previously established an allowance for doubtful notes for the outstanding balance of the Notes. Therefore, the $500,000 of the Payoff Amount received and all subsequent amounts will be recorded as a credit to litigation expense.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  PDI, INC.

  By: /s/ Jeffrey Smith
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  Jeffrey Smith
Chief Financial Officer

Date: September 29, 2006